Exhibit 99.1

Reliance Steel & Aluminum Co. Reports Second Quarter 2015 Financial Results

- EPS of $1.20

- Cash flow from operations of $292.5 million

LOS ANGELES, July 23, 2015 /PRNewswire/ -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the second quarter ended June 30, 2015.

Second Quarter 2015 Financial Highlights

  Sales were $2.42 billion, down 7.4% from $2.62 billion in the second quarter of 2014 and down 7.3% from $2.61 billion in the first quarter of 2015.
  Tons sold were down 2.1% from the second quarter of 2014 and down 2.4% from the first quarter of 2015, with the average selling price per ton sold down 6.0% from the second quarter of 2014 and down 5.2% from the first quarter of 2015.
  Net income attributable to Reliance was $90.2 million, down 6.5% from $96.5 million in the second quarter of 2014 and down 11.0% from $101.3 million in the first quarter of 2015.
  Earnings per diluted share were $1.20, down 1.6% from $1.22 in the second quarter of 2014 and down 7.7% from $1.30 in the first quarter of 2015.
  Non-GAAP earnings per diluted share were $1.21, down 6.9% from $1.30 in both the second quarter of 2014 and the first quarter of 2015.
  A pre-tax LIFO credit, or income, of $32.5 million, is included in cost of sales compared to a pre-tax LIFO charge, or expense, of $5.0 million in the second quarter of 2014 and a credit of $7.5 million in the first quarter of 2015.
  The effective tax rate was 32.6%, compared to 36.6% in the second quarter of 2014 and 31.7% in the first quarter of 2015.
  Cash flow from operations was $292.5 million, up from $40.7 million in the second quarter of 2014, and net debt-to-total capital was 33.9% at June 30, 2015.
  Reliance repurchased $200.0 million of its common stock, or 4.4% of December 31, 2014 shares outstanding, in the first half of 2015.  The Company repurchased an additional $61.5 million of shares in July 2015, to-date.
  A quarterly cash dividend of $0.40 per share was declared on July 21, 2015 for shareholders of record as of August 14, 2015 and will be payable on September 11, 2015.

Management Commentary

"I am extremely pleased with our operational performance in the second quarter of 2015, which is a testament to the quality of our management in the field as well as to our business model," said Gregg Mollins, President and Chief Executive Officer of Reliance. "Despite ongoing industry headwinds that further pressured metals pricing in the 2015 second quarter, we were able to increase our FIFO gross profit margin to 25.7%, up from our strong 2015 first quarter level of 25.4%. We believe our long-standing practice of focusing on small, quick turnaround orders, our focus on inventory turnover and our increased investments which provide higher levels of value-added processing to our customers, has allowed us to experience this margin consistency in a difficult business environment. We believe that customer demand is relatively strong and will continue to slowly improve, even though our second quarter demand levels were somewhat lower than we had anticipated. Currently, we see ongoing strength and opportunities for growth in the aerospace end-market and through our toll processing operations related to the automotive market. Although still below peak demand levels, we also continue to be encouraged by momentum in our non-residential construction businesses."

Mr. Mollins continued, "Pricing for all commodity types remained weak primarily due to the historically high levels of imports in the marketplace, resulting in a 5.2% decline in our average selling price per ton sold compared to the prior quarter. Although price changes impact our earnings levels, we believe our disciplined focus on managing all controllable aspects of the business continues to mitigate the negative impact from the difficult market conditions we are currently experiencing. We reduced our FIFO inventory by $163.0 million during the second quarter of 2015, a key area of focus for Reliance. Using our tons on hand at June 30, 2015, our inventory turnover rate was 4.6 times based on first half 2015 shipment volumes, compared to 4.3 times in the prior quarter, approaching our goal of 4.75 turns. This contributed to significant cash flow generation that we were able to use for growth initiatives, shareholder returns and debt reduction."

Second Quarter 2015 Business Metrics
(tons in thousands; percentage change)
	Q2 2015	Q1 2015	Sequential Quarter Change	Q2 2014	Year-Over- Year Change
Tons sold	1,508.2	1,544.5	(2.4%)	1,539.8	(2.1%)
Tons sold (same-store)	1,497.4	1,531.2	(2.2%)	1,539.8	(2.8%)
Average selling price per ton sold	$1,600	$1,688	(5.2%)	$1,703	(6.0%)
Average selling price per ton sold (same-store)	$1,557	$1,644	(5.3%)	$1,703	(8.6%)

Second Quarter 2015 Major Commodity Metrics
	Tons Sold (tons in thousands; percentage change)					Average Selling Price per Ton Sold (percentage change)
	Q2 2015 Tons Sold	Q1 2015 Tons Sold	Sequential Quarter Change	Q2 2014 Tons Sold	Year-Over- Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	1,231.4	1,256.4	(2.0%)	1,265.5	(2.7%)	(7.0%)	(8.9%)
Aluminum	89.6	86.3	3.8%	78.7	13.9%	(1.2%)	6.2%
Stainless steel	78.3	77.3	1.3%	81.2	(3.6%)	(6.9%)	(5.1%)
Alloy	55.3	71.8	(23.0%)	76.6	(27.8%)	(1.9%)	(5.9%)

	Sales ($ in millions; percentage change)
	Q2 2015 Sales	Q1 2015 Sales	Sequential Quarter Change	Q2 2014 Sales	Year-Over- Year Change
Carbon steel	$1,299.4	$1,424.2	(8.8%)	$1,465.5	(11.3%)
Aluminum	$475.3	$463.7	2.5%	$392.8	21.0%
Stainless steel	$355.3	$376.8	(5.7%)	$388.0	(8.4%)
Alloy	$155.3	$205.6	(24.5%)	$228.9	(32.2%)

Year-to-Date (6 months) 2015 Business Metrics
(tons in thousands; percentage change)
	2015	2014	Year-Over- Year Change
Tons sold	3,052.7	3,072.2	(0.6%)
Tons sold (same-store)	3,028.6	3,072.2	(1.4%)
Average selling price per ton sold	$1,645	$1,688	(2.5%)
Average selling price per ton sold (same-store)	$1,601	$1,688	(5.2%)

Year-to-Date (6 months) 2015 Major Commodity Metrics
	Tons Sold (tons in thousands; percentage change)			Average Selling Price per Ton Sold (percentage change)
	2015 Tons Sold	2014 Tons Sold	Year-Over- Year Change	Year-Over- Year Change
Carbon steel	2,487.8	2,526.0	(1.5%)	(4.8%)
Aluminum	175.9	155.3	13.3%	6.4%
Stainless steel	155.6	158.4	(1.8%)	0.7%
Alloy	127.0	160.4	(20.8%)	(2.6%)

	Sales ($ in millions; percentage change)
	2015 Sales	2014 Sales	Year-Over- Year Change
Carbon steel	$2,723.5	$2,904.4	(6.2%)
Aluminum	$939.0	$779.4	20.5%
Stainless steel	$732.1	$740.3	(1.1%)
Alloy	$360.9	$467.8	(22.9%)

End-market Commentary

During the second quarter of 2015, Reliance experienced relatively steady customer demand across most of its end-markets, with the exception of the energy market which continued to decline. Although the demand momentum experienced in the 2015 first quarter lessened, the Company expects that underlying demand will improve from current levels during the second half of the year, subject to normal seasonal factors.

  Automotive demand, supported mainly by the Company's toll processing operations in the U.S. and Mexico, was very strong and is expected to continue at current production rates throughout the remainder of 2015.  The increase in aluminum usage in the automotive industry continues to represent a growth area for Reliance.
  Aerospace demand continued to improve during the second quarter and is expected to continue to grow as 2015 progresses and as "build" rates increase.
  Heavy industry continues to perform reasonably well.  Although agricultural and construction equipment demand has declined, Reliance remains active in these markets.
  Non-residential construction continues to improve, but remains well below peak levels. Reliance believes that this important end-market will maintain positive growth throughout 2015.
  Energy (oil and gas) demand for the products Reliance sells has declined significantly due to the severe drop in oil prices and is expected to remain under pressure throughout the remainder of 2015.  Reliance's shipment volumes for its energy businesses were down 34% in the first half of 2015 compared to the first half of 2014.

Balance Sheet & Liquidity

The Company generated $292.5 million in cash flow from operating activities in the second quarter of 2015 and $463.9 million in the first six months of 2015. In the second quarter of 2015, the Company paid down $156.0 million of debt. As of June 30, 2015, total debt outstanding was $2.20 billion, for a net debt-to-total capital ratio of 33.9%, compared to 36.2% at March 31, 2015. The Company had $585.0 million in outstanding borrowings on its $1.5 billion revolving credit facility at June 30, 2015.

"We were pleased with our strong liquidity position at quarter end, which highlights our ability to effectively manage our working capital and consistently generate significant cash flow throughout difficult industry cycles," said Karla Lewis, Senior Executive Vice President and Chief Financial Officer of Reliance. "Our healthy liquidity position affords us the flexibility and resources to continue investing in the growth of our business, both organically and through M&A opportunities. At the same time we continue to provide enhanced returns to our shareholders through our quarterly dividends and by using excess cash to opportunistically repurchase shares of our common stock. Furthermore, we remain focused on de-leveraging our balance sheet, as we did during the second quarter by using our strong cash flow to significantly reduce our debt levels."

Corporate Developments

On July 21, 2015, the Board of Directors declared a quarterly cash dividend of $0.40 per share of common stock, payable on September 11, 2015 to shareholders of record as of August 14, 2015. The Company has paid regular quarterly dividends for 56 consecutive years and has increased the dividend 22 times since the 1994 IPO.

During the three months ended June 30, 2015, the Company repurchased $15.1 million of its common stock under its existing share repurchase plan. Reliance's total repurchases in the first half of 2015 were 3.4 million shares at an average cost of $58.17 per share for a total of $200.0 million. At June 30, 2015, approximately 3.7 million shares remained available for repurchase under the share repurchase plan. The Company has repurchased an additional $61.5 million of its shares in July 2015, to-date, and expects to continue to opportunistically repurchase shares of its common stock going forward.

Business Outlook

Reliance management expects the U.S. economy will resume its modest improvement throughout the remainder of 2015. With the exception of the Company's businesses directly servicing the energy markets, management expects underlying demand to generally strengthen from second quarter levels, subject to normal seasonal patterns. That said, Reliance expects a decrease in tons sold of approximately 1% to 2% in the third quarter of 2015 over the second quarter of 2015, compared to the more typical seasonal trend of down 3% to 5%. Although metals pricing is expected to remain under pressure for most products the Company sells, management expects a slight improvement in overall pricing in the third quarter of 2015 over the second quarter of 2015 with overall average selling price expected to be flat to up 1%. As a result, management currently expects earnings per diluted share to be in the range of $0.95 to $1.05 for the third quarter ending September 30, 2015.

Conference Call Details

A conference call and simultaneous webcast to discuss the second quarter 2015 financial results and business outlook will be held today, July 23, 2015 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0789 (U.S. and Canada) or (201) 689-8562 (International) approximately 10 minutes prior to the start time and use conference ID: 13612526. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, August 6, 2015 by dialing (877) 870-5176 and entering the conference ID: 13612526. The webcast will remain posted on the Investors section of Reliance's web site at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 39 states and 12 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Forward-Looking Statements

This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance's business strategies and its expectations concerning future metals pricing and demand and the Company's results of operations, margins, profitability, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and "continue," the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today's date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports Reliance has filed with the Securities and Exchange Commission (the "SEC"). As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties about Reliance's business can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC.

CONTACT:

Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

or Addo Communications
(310) 829-5400

(Tables to follow)

RELIANCE STEEL & ALUMINUM CO. SELECTED UNAUDITED FINANCIAL DATA (in millions, except share and per share amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Income Statement Data:

Net sales	$2,423.7	$2,616.8	$5,038.1	$5,169.8
Gross profit[1]	655.9	673.3	1,326.6	1,320.5
Operating income	160.2	175.7	329.5	330.0
Pretax income	135.9	154.2	286.5	288.3
Net income attributable to Reliance	90.2	96.5	191.5	183.7
Diluted earnings per share attributable
to Reliance stockholders	$1.20	$1.22	$2.50	$2.34
Non-GAAP diluted earnings per share attributable
to Reliance stockholders[2]	$1.21	$1.30	$2.51	$2.49
Weighted average shares outstanding – diluted	75,094,062	78,777,752	76,455,449	78,568,422
Gross profit margin[1]	27.1%	25.7%	26.3%	25.5%
Operating income margin	6.6%	6.7%	6.5%	6.4%
Pretax income margin	5.6%	5.9%	5.7%	5.6%
Net income margin – Reliance	3.7%	3.7%	3.8%	3.6%
Cash dividends per share	$0.40	$0.35	$0.80	$0.70

	June 30,	December 31,
	2015	2014*
Balance Sheet and Other Data:

Current assets	$3,038.9	$3,121.1
Working capital	2,327.6	2,458.3
Property, plant and equipment, net	1,648.6	1,656.4
Total assets	7,691.2	7,822.4
Current liabilities	711.3	662.8
Long-term debt	2,094.3	2,208.1
Total Reliance stockholders' equity	4,032.3	4,099.0
Capital expenditures (year-to-date)	77.1	190.4
Cash provided by operations (year-to-date)	463.9	356.0
Net debt-to-total capital[3]	33.9%	34.9%
Return on Reliance stockholders' equity[4]	9.3%	9.6%
Current ratio	4.3	4.7
Book value per share[5]	$54.20	$53.03

* Amounts were derived from audited financial statements.

1 Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed.  For the remainder of our sales orders, we perform "first-stage" processing which is generally not labor intensive as we are simply cutting the metal to size.  Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our cost of sales. Therefore, our cost of sales is primarily comprised of the cost of the material we sell.  We use gross profit and gross profit margin as shown above as measures of operating performance.  Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on our earnings.  Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.

2 See accompanying Non-GAAP earnings reconciliation.

3 Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders' equity plus total debt (net of cash). The December 31, 2014 percentage has been retrospectively adjusted pursuant to our adoption of accounting changes related to the presentation of debt issuance costs.

4 Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance stockholders' equity.
5 Book value per share is calculated as total Reliance stockholders' equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED BALANCE SHEETS (in millions, except share amounts)

ASSETS

	June 30,	December 31,
	2015	2014*
Current assets:
Cash and cash equivalents	$131.9	$106.2
Accounts receivable, less allowance for doubtful accounts of $19.4 at June 30, 2015 and $18.3 at December 31, 2014	1,117.1	1,144.6
Inventories	1,672.8	1,752.1
Prepaid expenses and other current assets	56.0	71.8
Income taxes receivable	14.7	-
Deferred income taxes	46.4	46.4
Total current assets	3,038.9	3,121.1
Property, plant and equipment:
Land	197.2	197.5
Buildings	990.5	983.2
Machinery and equipment	1,539.4	1,479.8
Accumulated depreciation	(1,078.5)	(1,004.1)
	1,648.6	1,656.4

Goodwill	1,732.4	1,736.4
Intangible assets, net	1,195.9	1,227.4
Cash surrender value of life insurance policies, net	40.4	46.4
Other assets	35.0	34.7
Total assets	$7,691.2	$7,822.4

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$371.0	$286.5
Accrued expenses	82.7	98.2
Accrued compensation and retirement costs	106.8	128.4
Accrued insurance costs	43.7	46.6
Current maturities of long-term debt and short-term borrowings	107.1	93.9
Income taxes payable	-	9.2
Total current liabilities	711.3	662.8
Long-term debt	2,094.3	2,208.1
Long-term retirement costs	104.7	102.2
Other long-term liabilities	28.0	28.5
Deferred income taxes	690.6	692.9
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000,000
None issued or outstanding	-	-
Common stock and additional paid-in capital, $0.001 par value:
Authorized shares — 200,000,000
Issued and outstanding shares – 74,379,301 at June 30, 2015 and 77,337,251 at December 31, 2014	641.0	819.4
Retained earnings	3,457.6	3,328.5
Accumulated other comprehensive loss	(66.3)	(48.9)
Total Reliance stockholders' equity	4,032.3	4,099.0
Noncontrolling interests	30.0	28.9
Total equity	4,062.3	4,127.9
Total liabilities and equity	$7,691.2	$7,822.4

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net sales	$2,423.7	$2,616.8	$5,038.1	$5,169.8

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	1,767.8	1,943.5	3,711.5	3,849.3
Warehouse, delivery, selling, general and administrative	440.8	444.9	886.9	885.9
Depreciation and amortization	54.9	52.7	110.2	104.6
	2,263.5	2,441.1	4,708.6	4,839.8

Operating income	160.2	175.7	329.5	330.0

Other expense:
Interest	(21.5)	(20.2)	(42.1)	(40.4)
Other expense, net	(2.8)	(1.3)	(0.9)	(1.3)
Income before income taxes	135.9	154.2	286.5	288.3
Income tax provision	44.3	56.4	92.0	102.6
Net income	91.6	97.8	194.5	185.7
Less: Net income attributable to noncontrolling interests	1.4	1.3	3.0	2.0
Net income attributable to Reliance	$90.2	$96.5	$191.5	$183.7

Earnings per share attributable to Reliance stockholders:
Diluted	$1.20	$1.22	$2.50	$2.34
Basic	$1.21	$1.24	$2.53	$2.37

Cash dividends per share	$0.40	$0.35	$0.80	$0.70

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)
	Six Months Ended
	June 30,
	2015	2014
Operating activities:
Net income	$194.5	$185.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	110.2	104.6
Deferred income tax benefit	(2.0)	(1.5)
Gain on sales of property, plant and equipment	(0.3)	(1.0)
Stock-based compensation expense	12.4	12.9
Other	5.1	3.4
Changes in operating assets and liabilities:
Accounts receivable	25.0	(188.0)
Inventories	75.3	(230.4)
Prepaid expenses and other assets	0.4	37.2
Accounts payable and other liabilities	43.3	186.6
Net cash provided by operating activities	463.9	109.5

Investing activities:
Purchases of property, plant and equipment	(77.1)	(86.9)
Proceeds from sale of business, net	-	26.2
Other	(1.5)	(9.0)
Net cash used in investing activities	(78.6)	(69.7)

Financing activities:
Net short-term debt borrowings (repayments)	6.8	(3.6)
Proceeds from long-term debt borrowings	412.0	297.0
Principal payments on long-term debt	(521.8)	(270.3)
Dividends and dividend equivalents paid	(61.4)	(54.4)
Exercise of stock options	10.6	21.3
Share repurchases	(200.0)	-
Other	(4.3)	(1.1)
Net cash used in financing activities	(358.1)	(11.1)
Effect of exchange rate changes on cash	(1.5)	1.2
Increase in cash and cash equivalents	25.7	29.9
Cash and cash equivalents at beginning of year	106.2	83.6
Cash and cash equivalents at end of period	$131.9	$113.5

Supplemental cash flow information:
Interest paid during the period	$42.2	$40.5
Income taxes paid during the period, net	$118.2	$62.5

RELIANCE STEEL & ALUMINUM CO. NON-GAAP EARNINGS RECONCILIATION (in millions, except per share amounts)
	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	March 31, 2015	June 30, 2014

Net income attributable to Reliance	$90.2	$101.3	$96.5	$1.20	$1.30	$1.22
Antitrust related litigation costs	-	-	1.2	-	-	0.02
Restructuring charges	0.8	-	-	0.01	-	-
Income tax benefit, related to above items	(0.3)	-	(0.4)	-	-	-
Costs related to sales of non-core assets	-	-	1.1	-	-	0.01
Income tax expense related to sales of non-core assets	-	-	3.7	-	-	0.05
Net income attributable to Reliance, adjusted	$90.7	$101.3	$102.1	$1.21	$1.30	$1.30

			Net Income		Diluted EPS
			Six Months Ended		Six Months Ended
			June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Net income attributable to Reliance			$191.5	$183.7	$2.50	$2.34
Antitrust related litigation costs			-	11.5	-	0.15
Restructuring charges			0.8	-	0.01	-
Income tax benefit, related to above items			(0.3)	(4.3)	-	(0.06)
Gain, net related to sales of non-core assets			-	1.1	-	0.01
Income tax expense related to sales of non-core assets			-	3.7	-	0.05
Net income attributable to Reliance, adjusted			$192.0	$195.7	$2.51	$2.49

Reliance Steel & Aluminum Co.'s presentation of adjusted net income and adjusted EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future shareholders. Adjustments to net income and EPS include restructuring and other charges relating to the consolidation of one of its metals service centers, sale of certain non-core assets acquired as part of the Metals USA acquisition, and legal costs and accruals related to certain settled litigation, which make comparisons to the Company's operating results between periods difficult using GAAP measures.